EXHIBIT 2.22

Aura Minerals Announces Joint Conference Call with Rio Novo and Addition to Management

ROAD TOWN, British Virgin Islands, Jan. 05, 2018 (GLOBE NEWSWIRE) -- Aura Minerals Inc. (TSX:ORA) announces that further to its press release of December 18, 2017, the Company will host a joint conference call with Rio Novo Gold Inc. on January 10, 2018 at 12:00 pm (EST).

Operator Assisted Toll-Free Dial-In Number:	(866) 521-4909
Participant International Dial In Number:	(647) 427-2311

Conference ID: 2697047

Instant Replay will be available for two weeks following the call: (800) 585-8367 or
(416) 621-4642 and use Conference ID: 2697047

VP People and Management Processes

The Company is pleased to announce that Sergio Castanho will be joining the Company as VP People and Management Processes on January 8, 2018.

Sergio is a Mechanical Engineer from Unicamp in Brazil, with an MBA from Insead in France. He is a former managing director of Anglo America’s Phosphates and Niobium businesses focusing on their transformation and value creation agenda.  Sergio has worked for the management consulting firm McKinsey & Company in a number of countries leading operations and process improvement.  Sergio has also worked for operations divisions of Procter & Gamble in Canada, USA and Brazil.  For the last four years Sergio has led his own consulting firm that focuses on improving processes and growing companies across industries, including a railway, a copper mine in Chile and a large agribusiness powerhouse in Latin America.  Sergio is fluent in English, Spanish and Portuguese.

About Aura Minerals Inc.

Aura is a mid-tier gold and copper production company focused on the development and operation of gold and base metal projects in the Americas. The Company's producing assets include the San Andres gold mine in Honduras and the Ernesto/Pau-a-Pique and Sao Francisco gold mines in Brazil.  Operations at the copper-gold-silver Aranzazu mine in Mexico are currently in care-and-maintenance and the Company is evaluating options for its re-start of operations. On December 1, 2017, the Company announced that it has agreed to sell its copper-gold-iron Serrote da Laje project in Brazil for US$40M.

Email: info@auraminerals.com
Website: www.auraminerals.com